Exhibit 99.2

Integrated Circuit Systems, Inc.

SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our broadly accessible conference call on January 21, 2005:

Business Outlook:

Revenues are expected to be flat to down 4% in our third quarter of fiscal 2005 in comparison to our second quarter of fiscal 2005. Gross margin is expected to be 58.5% to 59.5% for the third quarter of fiscal 2005. Operating expenses for the third quarter of fiscal 2005 are expected increase in the third quarter of fiscal 2005 as compared to the second quarter of fiscal 2005 as a result of increased spending on research and development and Sarbanes-Oxley compliance. We expect fully diluted earnings per share to be $0.18 to $0.19 for the third quarter of fiscal 2005.

Business Update:

Book to bill ratio for the second fiscal quarter was .90 in all major business segments. There are 2,237,500 shares available for repurchase in the Company’s buy back program.